FOR IMMEDIATE RELEASE	Contact: Sharon Schultz
Tel: (301) 351-0109
Email: schultzpr@mchsi.com

ISORAY, INC. ANNOUNCES FINANCING COMMITMENT OF $4,325, 000

Funding to Fuel New Development and Accelerate Growth

RICHLAND, Washington (November 22, 2010) – IsoRay Inc. (AMEX: ISR) has entered a securities purchase agreement with an investor to sell $2.25 million in common stock with the potential of $2,075,000 additional funding through two subsequent short term warrant tranches of 90 days and 180 days assuming an average exercise price of $1.40 and that all Series A and B warrants are exercised. Additional funding will occur if Series C or D warrants are exercised. This funding is in addition to the previously announced grant award of $526,910 from the IRS Qualifying Therapeutic Discovery Program as well as the sale of over $600,000 in common stock and exercised warrants. The IRS Qualifying Therapeutic Discovery Program provides financial support for innovative projects that the U.S. Department of Health and Human Services believes could well result in a new therapy, reduce health care costs, or represent an important advance in finding a cure for cancer.

IsoRay expects to advance a number of significant initiatives with a portion of the net proceeds from the financing.  Some of the funds will be used to support the Company's manufacturing and inventory of the GliaSite® radiation therapy system, the world's only FDA-cleared balloon catheter device used in the treatment of brain cancer.  The Company expects to bring it to market in mid-year 2011.

Funding will also be used to enhance data collection for the multi-institutional study of Cesium-131 internal radiation therapy, which is expected to further the groundbreaking therapy's use in treating Non Small Cell Lung Cancers (NSCLC). The potential is noteworthy as lung cancer remains the leading cause of cancer deaths worldwide.

On another front, the Company expects funding to spur progress in the application of Cesium-131 for the treatment of breast cancer.  IsoRay recently completed an initial feasibility study which demonstrates the ability to use its patented Cesium-131 internal radiation therapy in accelerated partial breast irradiation (APBI) for breast cancer treatment. APBI is one of the most exciting, emerging treatments available, today, for early stage, localized breast cancer. This new application of Cesium-131 is expected to have a significant impact in the treatment of breast cancer and improve the quality of life for many women who have been diagnosed with the disease.

With established CMS codes, Cesium-131 is FDA-cleared for use in the treatment of cancers throughout the body including breast cancer.  More than 100 centers across the country are using Ceium-131 to treat brain, colon, head and neck, lung, ocular melanoma, and prostate cancers.

LifeTech Capital, a Division of Aurora Capital, LLC, acted as the exclusive placement agent in connection with this offering.
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This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A shelf registration statement relating to the common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov, or via written request to IsoRay, Inc., 350 Hills Street, Suite 106, Richland, WA, 99354. Attention: Investor Relations.

About IsoRay, Inc.
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body.  Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement
Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed will be used to treat additional cancers and malignant disease, whether proceeds will be received from the sale of shares of common stock and warrant exercises in the future, whether the use of Cesium-131 to treat breast or other cancers using APBI or other methods will be successful in the initial and any future implants, whether a clinical trial for APBI will be completed, the advantages of the Gliasite delivery system, whether a liquid form of Cesium-131 will be developed that receives regulatory approval and can be used successfully with the Gliasite delivery system, whether the use of Cesium-131 to treat brain, NSCLC or other cancers will be successful in the initial and any future implants, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as IsoRay's ability to list the requisite shares of common stock on the NYSE AMEX equities market, IsoRay’s ability to obtain additional funding, physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, tour ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of early clinical studies, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, the ability for users of the Cesium-131 implants to comply with regulations related to ongoing radiation emitting from the breast, whether additional studies are released and support the conclusions of early clinical studies, whether initial implants of Cesium-131 to treat breast other cancers using APBI or other methods result in favorable patient outcomes, whether resources are available as needed to conduct a clinical trial for APBI and whether results of any such trial are favorable, whether resources are available as needed to develop a liquid form of Cesium-131 and whether such liquid form receives and maintains all required regulatory approvals, whether any liquid form of Cesium-131 is able to be used successfully with the Gliasite delivery system, the timing and viability of the Gliasite delivery system and whether the Company will be able to raise additional capital to commercialize the delivery system, develop proper dosage rates, and obtain favorable reimbursement rates for the Gliasite delivery system, successful completion of future research and development activities, and other risks detailed from time to time in IsoRay's reports filed with the SEC.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in IsoRay’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. IsoRay assumes no obligation to update and supplement forward-looking statements because of subsequent events.